Exhibit 10.3
GulfMark Offshore, Inc.
2005 Non-Employee Director Share Incentive Plan:
Stock Award Agreement

Payment for Shares	No payment is required for the shares that you are receiving.

Vesting	The shares that you are receiving will vest in installments, as shown in the Notice of Stock Award. In addition, the shares vest in full if a “Change in Control” (as defined in the Plan) occurs before your tenure as a director terminates. Except as expressly provided in the Plan, no additional shares vest after you are no longer a Director for any reason.

Shares Restricted	Unvested shares will be considered “Unvested Stock Awards.” You may not sell, transfer, pledge or otherwise dispose of any Unvested Stock Awards without the written consent of the Company.

Forfeiture	If your term as a director terminates for any reason, except as expressly permitted in the Plan, then your shares will be forfeited to the extent that they have not vested before the termination date and your shares do not vest as a result of the termination. This means that the Unvested Stock Awards will immediately revert to the Company. You receive no payment for Unvested Stock Awards that are forfeited.

The Company determines when your term as a director terminates for this purpose.

Stock Certificates	Any certificates for Unvested Stock Awards that are issued by the Company will have stamped on them a special legend. The Company will have no obligation to deliver any shares to you unless such delivery or distribution would comply with all applicable laws (including the Securities Act), and the applicable requirements of any securities exchange or similar entity. As your Unvested Stock Awards vest, you may request that the Company release to you a non-legended certificate for your vested shares.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes	You understand that you (and not the Company) are responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Agreement. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters, including, with regard to determining whether you are eligible to make an election with respect to the Unvested Award Shares under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and determining whether such an election would be in your best interests. You shall notify the Company in writing if you file an election pursuant to Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition of the Award Shares hereunder.

No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. Within the Company’s consent, these arrangements may include (a) withholding share of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you serve as a director and for such period of time after the termination of your serving as a director as the Company may specify.

Tenure	Your right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates is not enlarged or otherwise affected by your designation as a participant under this Plan.

Adjustments	If there shall be any change in the Company’s Class A Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to your Stock Award (including any Unvested Stock Award) so that your Stock Award will thereafter be exercisable or vested and deliverable for such property as would have been received for the Class A Common Stock subject to your Stock Award had your Stock Award been exercised or vested and delivered in full immediately prior to such change or distribution, and an adjustment shall be made each time any such change occurs.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this awarded. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Spousal Consent	By executing the cover sheet of this Agreement, your spouse acknowledges that he or she is fully aware of, understands, and fully consents and agrees to, the provision of this Agreement and its binding effect, and your spouse hereby acknowledges, stipulates, confesses and agrees that the Unvested Award Shares owned by you as of the date of this Agreement are your separate property or community property subject to your sole management and control.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.